Exhibit 99.1

129 Morgan Drive Norwood, MA 02062	voice: (781) 551-9450 fax: (781) 440-9528 email: apogee@apogeemems.com

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:
Kelly Black
Premier Funding & Financial Marketing
480-649-8224
kblack@premierfundingservice.com

APOGEE REPORTS 2007 FIRST QUARTER RESULTS

NORWOOD, Mass. (May 16, 2007) — Apogee Technology, Inc. (AMEX: ATA), a nanotechnology and micro-electrical mechanical system company that designs, develops and markets drug delivery and sensor systems, today reported its first quarter results ended March 31, 2007.

Revenues for the three months ended March 31, 2007 were $54,000 compared to $985,000 for the same period in 2006. Approximately $710,000 of the revenue in the first quarter of 2006 was related to the recognition of previously deferred revenue. Apogee’s net loss for the first quarter of fiscal year 2007 was $712,000 or ($0.06) per share, compared to a net loss of $729,000 or ($0.06) per share for the first quarter of 2006. Research and Development expenditures were $244,000 for the first quarter of 2007, compared to $395,000 for the first quarter of 2006. Selling, General and Administrative expenditures were $554,000 in the first quarter of 2007, compared to $627,000 for the same period last year.

Significant developments during the past several months are:

•                  Researchers at Emory University performed in vivo feasibility trials using the drug delivery technology the Company licensed exclusively from Georgia Tech.  The results showed enhanced immune response using multiple vaccine antigens (an antigen is a substance that is capable of inducing an immune response in the host into which it is introduced). The results support the Company’s belief that PyraDerm™ has the potential to be a painless mass immunization method that may improve vaccine efficacy by taking advantage of the skin’s natural protection mechanisms.

•                  Initiated planning of in vivo trials at two prestigious medical research centers to evaluate the performance of our PyraDerm™ delivery system with various vaccine antigens and animal models.

•                  Signed exclusive license agreement with Georgia Tech for the rights to microneedle drug coating processes and design.

•                  Developed improved microneedle design using existing pharmaceutical and clinical grade materials to minimize development costs and regulatory compliance efforts.

•                  Completed the installation of an analytical and formulation laboratory at the Company’s headquarters.

•                  Initiated plans for the expansion of our existing laboratories.

•                  Expanded the Scientific Advisory Board with the additions of:

•                  Dr. R. Rox Anderson, a Professor of Dermatology at Harvard Medical School, an affiliated faculty member at the Massachusetts Institute of Technology and a dermatologist at Massachusetts General Hospital

•                  Dr. Mark Prausnitz, an expert in the field of micro-needle based drug delivery and a Professor of Chemical and Biomedical Engineering and the Emerson-Lewis Faculty Fellow at the Georgia Institute of Technology.

•                  Initiated development of a new generation of pressure sensor designs to support manufacturing transition from 6-inch to 8-inch wafer processing in order to ensure continued supply with current manufacturing partner.

•                  Completed the development and shipped samples of the Company’s first packaged pressure sensor products.

David Meyers, Apogee’s Chief Operating Officer said, “Our Medical Products Group’s primary focus over the past several months has been on the development of our PyraDerm™ intradermal drug delivery system. We signed an exclusive license agreement for drug delivery technology with Georgia Tech and have been performing in vitro evaluation as well as system optimization. In addition, we initiated discussions with two prestigious medical research institutions to conduct in vivo vaccine trials using our PyraDerm™ delivery system with various vaccine antigens and animal models.

“Conventional hypodermic intramuscular immunization methods are painful, do not always induce sufficient immune protection and if reused can result in the spread of bloodborne infections. Our goal with PyraDerm™ is to overcome these problems by utilizing micro-needles to painlessly penetrate the skin. The micro-needles incorporate a solid-state formulation that dissolves releasing the drug or vaccine directly into the skin, or intradermally, unlike an injection that delivers vaccines into the muscle. The skin is the first line of defense against disease and is therefore very rich in immunecompetent cells, such as Langerhans cells. Researchers have demonstrated that vaccines delivered intradermally can induce an immune response comparable to intramuscular injection using only a fraction of the vaccine antigen dose. This anticipated efficacy improvement or “dose sparing” is particularly important if a vaccine shortage occurs. In addition, new vaccines that do not meet efficacy requirements using an intramuscular injection may be viable using PyraDerm™.

“Recent trials conducted by researchers at Emory University show positive results for vaccine delivery using the technology we licensed exclusively from Georgia Tech. The abstract of the presentation at the Annual Meeting of American Institute of Chemical Engineering describes in vivo feasibility studies in mice with various important antigens. The results demonstrate the induction of specific antibody and cytotoxic T cell responses. Data for both protein and DNA based antigens suggest that application of our intradermal technology creates an increased immune response, which by conventional vaccination routes (e.g., intramuscular) would require the use of an adjuvant (a vaccine adjuvant is a substance added to a vaccine to improve the immune response). These results along with the in vitro evaluation data support our belief that PyraDerm™ has the potential to be a safe and painless method of mass immunization, while providing improved immune response compared to conventional hypodermic vaccine delivery.”

About Apogee Technology, Inc.

Apogee Technology designs, develops and commercializes proprietary drug delivery and sensor products using its MEMS and nanotechnology for its application markets.  The Company is developing its PyraDerm™ solution for enhanced intradermal drug delivery and has introduced a family of pressure sensors under the Sensilica® brand. Apogee’s goal is to provide value-added and cost-saving solutions for our customers and, in so doing, become a global leader in the drug delivery and sensor fields. For more information please visit our web site at: http://www.apogeemems.com.

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PyraDerm™ and Sensilica® are trademarks of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein that use the words “anticipate,” “may,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve the design, development and production efforts of our PyraDerm™ and Sensilica® technologies, known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB, as amended, for the year ended December 31, 2006 and10-QSB for the quarter ended March 31, 2007.

APOGEE TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash and cash equivalents	$2,277,259	$3,051,420
Accounts receivable, net of allowance for doubtful accounts of $13,245 in 2007 and 2006 respectively	24,127	11,196
Inventories, net	—	—
Prepaid expenses and other current assets	55,658	69,465

Total current assets	2,357,044	3,132,081

Property and equipment, net	216,342	117,217

Other assets
Patents	238,357	208,703
Exclusive licensing, net	32,634	22,574
Construction in progress	—	90,642

	$2,844,377	$3,571,217

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$671,577	$710,187

Total current liabilities	671,577	710,187

Commitments and Contingencies	—	—

Stockholders’ equity
Common stock, $.01 par value; 20,000,000 shares authorized, 11,968,332 issued and outstanding at March 31, 2007 and December 31, 2006	119,683	119,683
Additional paid-in capital	18,421,510	18,396,909
Accumulated deficit	(16,368,393)	(15,655,562)

Total stockholders’ equity	2,172,800	2,861,030
	$2,844,377	$3,571,217

APOGEE TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2007	2006

Revenues
Product sales	$53,670	$985,398

	53,670	985,398

Costs and expenses
Product sales	216	725,244
Research and development	244,260	394,576
Selling, general and administrative	553,892	626,709

	798,368	1,746,529

Operating loss	(744,698)	(761,131)

Other income (expense)
Interest/other income	31,867	53,715
Interest/other expense	—	(21,586)

	31,867	32,129

Net loss	$(712,831)	$(729,002)

Accumulated deficit - beginning	$(15,655,562)	$(12,684,559)

Accumulated deficit - ending	(16,368,393)	(13,413,561)

Basic and diluted loss per common share	$(0.06)	$(0.06)

Weighted average common shares outstanding - basic and diluted	11,968,332	11,968,332